Exhibit 10.2

MASTER CONSULTING AGREEMENT

This Consulting Agreement (the “MCA”) is made and entered into by and between CytomX Therapeutics, Inc., a Delaware corporation, with an address at 151 Oyster Point Blvd, Suite 400, South San Francisco, CA 94080, (“Company”) and Dr. Amy Peterson, located at [***] (“Consultant”), effective as of September 13, 2022 (“Effective Date”).

Recitals

Whereas, Consultant has skills and knowledge in the Company’s field of endeavor and thus is well suited to advise the Company; and

Whereas, the Company desires that Consultant advise and consult with the Company in Consultant’s area of expertise and on the terms and conditions set forth herein;

Now Therefore, in consideration of the mutual obligations specified in this MCA, the parties agree to the following:

1. Consulting Services. Consultant shall provide consulting services to the Company as set forth in Exhibit A (“Services”). Consultant will perform the Services in strict accordance with Exhibit A and the Company’s other direction, using Consultant’s highest degree of professional skill and expertise. Consultant also agrees to perform a reasonable amount of informal consultation with the Company over the telephone or otherwise.

1.1 Compliance with Applicable Law. Consultant represents and warrants that it is in full compliance at all times and will continue to be in compliance at all times with all applicable U.S. or foreign laws, rules, regulations, guidelines and industry standards (“Applicable Law”). Without limiting the foregoing, Consultant represents and warrants:

1.1.1 cGMP & ICH Compliance. If applicable to the Services, Consultant shall comply with the current and applicable standards and specifications for good practice (GxP) published by the United States Food and Drug Administration (“FDA”) and The International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use.

2. Compensation. Company shall compensate Consultant in accordance with Exhibit A for Services actually provided by Consultant in accordance with this MCA. Additionally, Consultant’s outstanding stock options shall continue to vest through the term of this Contract, subject to early termination of this Agreement, and Consultant shall be able to exercise vested options in accordance with applicable law and the terms of the respective option agreements.

3. Exhibit A and subsequent amendments. Exhibit A sets forth the specific details with respect to the Services to be performed by the Consultant, including compensation, and duration of the assignment. Exhibit A may be amended by a writing signed by an authorized representative of each party (in the case of the Company, the Chief Executive Officer or Senior Vice President and General Counsel).

4. Independent Contractor Status. It is understood and agreed that Consultant is an independent contractor, is not an agent or employee of the Company, and is not authorized to act on behalf of the Company. Consultant agrees not to hold himself or herself out as, or give any person any reason to believe that he or she is an employee, agent, joint venturer or partner of the Company. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to Consultant for taxes or insurance (except to the extent the Company is required by law to do so). All payroll and employment taxes, insurance, and benefits shall be the sole responsibility of Consultant. Consultant retains the right to provide services for others during the term of this MCA and is not required to devote his or her services exclusively for the Company.

5. No Solicitation. During the term of this MCA and for one (1) year after its termination, Consultant (and its personnel performing hereunder) will not personally or through others recruit, solicit or induce any employee of the Company to terminate his or her employment with the Company.

6. Maintaining Confidential Information.

6.1 Company Information. During the term of this MCA, Consultant may receive or otherwise be exposed to confidential and proprietary information relating to the Company’s technology, know-how, data, inventions, developments, plans, business practices, and strategies, and those of the Company’s collaborators and business associates. Such confidential and proprietary information of the Company (collectively referred to as “Information”) may include but not be limited to: (i) information supplied to Consultant with the legend “Confidential” or equivalent; (ii) the Company’s marketing and customer support strategies, financial information (including sales, costs, profits and pricing methods), internal organization, employee information, customer lists and business plans; (iii) the Company’s technology, including, but not limited to, discoveries, inventions, research and development efforts, manufacturing processes, assays, data (including without limitation preclinical, clinical and manufacturing data), software, trade secrets, processes, compounds, product, candidates, products, samples, media and/or cell lines (and procedures and formulations for producing any such samples, media and/or cell lines), vectors, viruses, assays, plasmids, formulas, methods, protocols, clinical trial designs and product know‑how and show‑how; (iv) all derivatives, improvements, additions, modifications, and enhancements to any of the above, including any such information or material created or developed by Consultant under this MCA; (v) information of third parties as to which the Company has an obligation of confidentiality; and (vi) information regarding the Consulting Inventions (defined in Section 7.1).

Consultant acknowledges the confidential and secret character of the Information and agrees that the Information (with the exception of information in category (v)) is the sole, exclusive and extremely valuable property of the Company. Accordingly, Consultant shall not reproduce any of the Information without the applicable prior written consent of the Company, use the Information except in the performance of this MCA, nor disclose all or any part of the Information in any form to any third party, either during or after the term of this MCA. Upon termination of this MCA for any reason, including expiration of term, Consultant agrees to cease using and to return to the Company all whole and partial copies of the Information.

Consultant shall not remove from the premises of Company or otherwise transfer to any third party any materials to which Company provides Consultant access unless Consultant has express advance written consent from Company.

6.2 Employer Information. Consultant agrees that she, he or it will not, during her or his engagement with the Company, improperly use or disclose any proprietary information or trade secrets of her or his former or current employers or companies with which she or he has or has had a consulting or other relationship, if any, and that she or he will not bring onto the premises of the Company any unpublished documents or any property belonging to her or his former or concurrent employers or companies (or that of Consultant’s personnel performing hereunder) unless consented to in writing by said employers or companies, other than Background Technology in accordance with Section 7.3.

6.3 Third Party Information. Consultant recognizes that the Company has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Consultant agrees that he, she or it owes the Company and such third parties, both during the term of her or his engagement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company’s agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third party).

6.4 Statutory Immunity from Prosecution. Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is done solely for the purpose of reporting or investigating a suspected violation of law and is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.5 Personal Data Protection. Consultant acknowledges that it may have access to Company’s computing, database and communications systems and networks for the purposes set forth in this MCA. Consultant will comply fully with all applicable data privacy laws (including the General Data Protection Regulation 2016/679 (“GDPR”), the United Kingdom’s Data Protection Act 2018 (“UK DPA 2018”), regulations, and government orders, as may be amended and in effect from time to time, relating to the protection, storage, handling, analysis, disclosure, transfer, deletion and all other uses (collectively, “Processing”) of personally identifiable information (“PII”) that Consultant receives or has access to in connection with its performance under this MCA. For purposes of this MCA, data that can be associated with an individual clinical trial subject either directly or through a clinical trial subject identification number (also known as key-coded data) shall be considered to be PII. If Consultant, its employees, agents or contractors gain access to any PII in connection with this MCA pertaining to Company’s business or financial affairs, or to Company’s employees, contractors, partners, advisors or clinical trial subjects, Consultant will not Process such data except for the purposes set forth in this MCA. Consultant will otherwise protect PII and will not Process such PII except as set forth in Exhibit A or as otherwise explicitly authorized in writing by Company or as otherwise required by applicable law (in which case Consultant shall first inform Company of such requirement to the extent permitted by applicable law). Consultant shall inform Company immediately if, in Consultant’s opinion, any instruction of Company with respect to PII infringes the GDPR, the UK DPA 2018, or any other data privacy law. Prior to Processing PII, Consultant shall ensure that appropriate administrative, physical and technical safeguards are in place to protect PII from unauthorized access, acquisition or disclosure, destruction, alteration, accidental loss, misuse, or damage that are no less rigorous than accepted industry practices including the International Organization for Standardization's standards: ISO/IEC 27001:2005 – Information Security Management Systems – Requirements and ISO-IEC 27002:2005 – Code of Practice for International Security Management. Upon the Consultant becoming aware of any security compromise of any nature, including any unauthorized breach or disclosure of PII either on its own system or on those of the Company’s (“Security Breach”), Consultant shall immediately notify Company of the Security Breach, document the particulars relating to such Security Breach (e.g. type of PII; time and date of disclosure; method of breach) and take any reasonably practicable steps to contain the Security Breach and avoid future occurrences thereof. Consultant shall ensure any that of its employees that Process PII are subject to obligations of confidentiality with respect to the Processing of the PII. Consultant shall not disclose any PII to Consultant’s subcontractors without Company’s prior written consent, at Company’s sole discretion. If Company consents to any disclosures of PII to a subcontractor of Consultant, such subcontractor shall first enter into a binding written agreement with Consultant containing provisions for the protection of PII that are at least as stringent as the provisions of this Section 6.5. Consultant will cooperate with all reasonable requirements of Company relating to Company’s compliance with Consultant’s obligations with respect to PII under the UK DPA 2018, the GDPR, or other data privacy laws, taking into account the nature of the Processing performed by Company and the information available to Company. Consultant will permit Company or a mutually acceptable third-party auditor to inspect Consultant’s records and information technology systems to confirm Consultant’s compliance with this Section 6.5. Upon the expiration or termination of this MCA, Consultant shall, as instructed by Company, delete or return the PII to Company and delete all copies of the PII unless the laws of the European Union or its member states, or, as applicable, the laws of the United Kingdom, require its storage. For clarity, the provisions of this Section 6.5 do not limit Consultant’s obligations pursuant to Section 6.1.

7. Inventions.

7.1 Disclosure of Inventions. Consultant shall promptly and fully disclose to the Company any and all ideas, improvements, inventions, know-how, techniques and works of authorship learned, conceived or developed by Consultant pursuant to her, his or its performance of the Services for the Company and/or using the Information (whether such use of Information occurs during or after the term of this MCA (and without implying any right to use the Information outside of performing the Services)) (all of the foregoing, together with all intellectual property rights therein (including without limitation patent applications and patents), the “Consulting Inventions”). All inventions by Consultant during the term of the Services or within one (1) year thereafter and having utility in the field of protease-activated biologics shall be presumed to have been made using the Information unless Consultant is able to show conclusively that they were not. Consultant shall keep and maintain adequate and current records (in the form of notes, sketches, drawings, laboratory notebooks or any other form that may be required by the Company) of all work performed relating to the Services, including all proprietary information developed relating thereto. Such records shall be available to and remain the sole property of the Company at all times.

7.2 Inventions Assigned to the Company. Consultant agrees that any and all Consulting Inventions shall be the sole and exclusive property of the Company. Accordingly,

Consultant hereby assigns to the Company all her, his or its right, title and interest in and to the Consulting Inventions, and agrees to execute and deliver (during and after the term of this MCA and for no additional consideration) all documents and take all reasonable, lawful actions to assist the Company to evidence or record such assignment or perfect, defend or enforce the Consulting Inventions. Consultant shall do so both during and after the term of this MCA, for no additional consideration beyond the payments from Company to Consultant for the Services during the term of this MCA. Further, if Company is unable, after making reasonable inquiry, to obtain Consultant’s signature on any such documents, Consultant hereby appoints Company as Consultant’s attorney-in-fact to execute and deliver such documents.

Consultant explicitly acknowledges and agrees that all works of authorship contained in the Consulting Inventions are “works for hire” under the copyright laws of the United States, and that the Company shall own the copyright in all such works of authorship.

7.3 Background Technology. Consultant shall specifically describe and identify in Exhibit B any and all technology (including without limitation information, materials and patent rights) that (i) Consultant may use in performing the Services; (ii) is owned by Consultant free of encumbrances or licensed to Consultant with the right to sublicense the Company; and (iii) is in existence prior to the Effective Date (the “Background Technology”). Consultant hereby grants to Company a non-exclusive, royalty-free and worldwide right to use and sublicense the use of any Background Technology for the purpose of developing and marketing Company products and programs, but not for the purpose of marketing the Background Technology separately from these products and programs.

7.4 Obligation to Keep the Company Informed. During the term of this MCA, and for one (1) year after its termination for any reason, Consultant will promptly disclose to the Company fully and in writing all patent applications filed by her, him or it, or on her, his or its behalf.

8. Termination. The Company may terminate this MCA at any time with or without cause by giving Consultant thirty (30) days written notice. Consultant may likewise terminate this MCA with thirty (30) days written notice. If this MCA terminates, Consultant shall cease work immediately after giving or receiving such notice or termination, unless otherwise advised by the Company, shall return to the Company all Information, Consulting Inventions, and other materials belonging to the Company, and shall notify the Company of costs incurred up to the termination date. Sections 4-16 of this MCA shall survive any termination of this MCA. This MCA shall be in effect for twelve months from the Effective Date; provided that it may be terminated earlier in accordance with this Section.

9. Compliance with Applicable Laws and policies. Consultant warrants that all material supplied and work performed under this MCA complies with or will comply with all applicable United States and foreign laws and regulations. Consultant warrants that they have received, and shall comply with, all applicable Company policies including, but not limited to, the policies listed on Exhibit C.

10.
ANTI-BRIBERY & ANTI-CORRUPTION. Consultant shall not violate, or cause Company to be in violation of applicable anti-bribery and anti-corruption laws, including,

without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and, if applicable, the U.K. Bribery Act of 2010, as amended. Consultant represents that it maintains, and will continue to maintain during the term hereof, adequate controls and procedures to ensure compliance with such anti-bribery and anti-corruption legislation.
11.
NO DEBARMENT. Consultant will not use in any capacity, in connection with the performance of the Services, the services of any person that (a) is debarred or otherwise excluded or disqualified, or, to the best of its or their knowledge, is under consideration for debarment, exclusion, or disqualification, under Article 306 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 335(a), or any comparable law or regulation applicable outside the United States, (b) is otherwise disqualified or suspended from performing clinical research, (c) is excluded, debarred, suspended, or rendered otherwise ineligible to participate in healthcare programs or in procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)) or from similar programs in countries outside the United States, (d) has been convicted of a criminal offense related to the provision of healthcare items or services, (e) disciplined by any medical board or other relevant professional licensing body, (f) sanctioned by the Office of Inspector General of the Department of Health and Human Services, or (g) is otherwise subject to any restrictions or sanctions by the U.S. Food and Drug Administration or any other regulatory or health authority in the U.S. or in other countries.

12. Assignment; Benefit. This MCA is for the personal services of Consultant (or one or more of its personnel) and may not be assigned by her, him or it. Consultant may not delegate any of his, her or its duties under this MCA nor shall it be assignable by Consultant by operation of law, without the prior written consent of the Company. This MCA may be assigned at any time by the Company in its discretion, provided that Consultant would not be required to perform personal services for any entity not (a) affiliated with the Company or (b) that has merged with or acquired all or substantially all of its assets to which the Services relate. The parties’ rights and obligations under this MCA will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.

13. Legal and Equitable Remedies. Consultant hereby acknowledges and agrees that if Consultant breaches this MCA, including, without limitation, by the actual or threatened disclosure of Information or Consulting Inventions without the prior express written consent of the Company, the Company will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant hereby agrees that the Company shall be entitled to specific performance of Consultant’s obligations under this MCA, as well as such further relief as may be granted by a court of competent jurisdiction.

14. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing. Either party may update its notice address by written notice to the other party.

If to the Company:	If to the Consultant:
CytomX Therapeutics, Inc. 151 Oyster Point Blvd, Suite 400 South San Francisco, CA 94080 fnomani@cytomx.com	At the address listed above or email or phone in the Company records

15. Third Party Indemnity. To the extent Consultant is requested to and does provide services to Company under this MCA, Company shall indemnify, defend and hold harmless Consultant against any and all losses, costs, expenses and damages, including but not limited to reasonable attorneys’ fees, resulting from Consultant’s services under this MCA, except to the extent that any such claim is caused by Consultant’s gross negligence, malpractice, reckless or intentional misconduct, or breach of this Agreement.

16. Governing Law; Severability. This MCA shall be governed by and construed according to the laws of the State of California, without giving effect to its conflict of laws rules. If any provision of this MCA is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this MCA shall continue in full force and effect. Any disputes arising under this MCA shall be resolved by trial to a judge as the finder of fact seated in a court of competent subject matter jurisdiction in California. Each party hereby consents to, and waives any defenses that party may have to or conflicting with, the personal jurisdiction and venue of all such courts or relating to trial to a judge (including without limitation the defense of forum non conveniens).

17. Complete Understanding; Modification. This MCA constitutes the final, exclusive, and complete understanding and agreement of the Company and Consultant with respect to the subject matter hereof. There are no other understandings, agreements, representations, or warranties between the parties with respect to that subject matter other than those set forth in this MCA. Any waiver, modification, or amendment of any provision of this MCA shall be effective only if in writing and signed by the Chief Executive Officer or the Senior Vice President and General Counsel.

18. No Conflict. In order to avoid the potential for conflicts of interest, Consultant hereby agrees that, prior to the performance of any Services pursuant hereto, Consultant shall inform their current or future employer, if any, that Consultant is rendering services to Company in exchange for compensation. Consultant also hereby agrees to notify Company immediately in writing of any objection Consultant’s employer may have to this MCA and/or the Services contemplated herein. Company reserves the right to terminate this agreement in the event of any potential or actual conflicts of interest.

19. NON-EXCLUSIVITY. During the term of this MCA, Consultant is free to provide professional services to third parties, provided that the terms of those other arrangements do not prevent or impair Consultant’s ability to comply with Consultant’s obligations to Client under this MCA.

In Witness Whereof, the parties hereto have executed this MCA as of the Effective Date.

CytomX Therapeutics, Inc.	Consultant
Signature: /s/Lloyd Rowland	Signature: /s/Amy Peterson
Name: Lloyd Rowland	Name: Amy Peterson
Title: Sr. Vice President	Title: Consultant
Date: 9/7/2022	Date: 9/7/2022

Exhibit A

STATEMENT OF WORK (SOW)

This SOW is governed by the Master Consulting Agreement (“MCA”) between CytomX Therapeutics, Inc. (“Company”), and Dr. Amy Peterson (“Consultant”), effective September 13, 2022 . If any terms herein conflict with the terms within the MCA, the MCA shall prevail.

Services:

Biotechnology consulting services, including clinical development services and other consulting advice pertaining to Consultant’s previous role at the Company as specifically requested by the Chief Executive Officer from time to time.

Compensation:

$500.00 per hour actually spent performing the Services, payable in arrears pursuant to monthly invoices (provided by Consultant) for the Services, on an as-needed basis. If Consultant will devote greater than an average of 10 hours per week (on average in any month) to the Services in any given month, then the Company’s advance notice and written consent to the additional hours is required.

Any additional expenses incurred by Consultant that are charged to Company require Company’s advance notice and written consent.

Consultant will invoice Company for such amounts no sooner than completion of the applicable task or event, and such invoices shall be payable within thirty (30) days after receipt by Company at ap@cytomx.com.

Exhibit B

background technology

Consultant to list any Background Technology in accordance with Section 7.3 as follows;

OR initial here to confirm NO Background Technology: Consultant

Company